UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

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GameStop Corp.
(Name of Registrant as Specified in Its Charter)

HESTIA CAPITAL PARTNERS LP HESTIA CAPITAL MANAGEMENT, LLC KURTIS J. WOLF PERMIT CAPITAL ENTERPRISE FUND, L.P. PERMIT CAPITAL, LLC PERMIT CAPITAL GP, L.P. JOHN C. BRODERICK ADAM DUKOFF PAUL J. EVANS
(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

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Hestia Capital Partners LP (“Hestia LP”) and Permit Capital Enterprise Fund, L.P. (“Permit Enterprise”), together with the other participants named herein (collectively, the “Stockholder Group”), have filed a definitive proxy statement and accompanying WHITE proxy card with the Securities and Exchange Commission (“SEC”) to be used to solicit votes for the election of its slate of highly-qualified director nominees at the 2020 annual meeting of stockholders of GameStop Corp., a Delaware corporation (the “Company”).

On May 21, 2020, the Stockholder Group issued the following press release and posted it to https://www.RestoreGameStop.com, which includes a letter delivered to stockholders of the Company, a copy of which is attached hereto as Exhibit 1 and is incorporated herein by reference:

Investor Group Sets the Record Straight at GameStop Corp.

Urges Stockholders to Vote the WHITE Proxy Card to Elect Its Two Highly Qualified Nominees

May 21, 2020 - Pittsburgh -- Hestia Capital Partners LP, Permit Capital Enterprise Fund, L.P. and their affiliates (the “Investor Group”), who beneficially own approximately 7.2% of the outstanding common stock of GameStop Corp. (“GameStop” or the “Company”) (NYSE: GME), today sent a letter to its fellow stockholders setting the record straight on the Company’s poor track record of capital allocation. The letter details how seven of the current Board members caused the Company to issue $825 million of debt from fiscal years 2012 to 2016, largely to undertake a $1.3 billion share repurchase at an average price of $29.86 per share, while six of these same Board members sold approximately $35.8 million of their own stock at an average price of $47.93 per share during this time. These actions are directly responsible for the $420 million of senior notes that the Company has coming due in March 2021. This, along with other missteps by the Board, contradicts the Board’s claim that they have strengthened the Company’s balance sheet through a prudent and balanced capital allocation strategy.

While the current situation may seem dire to some, the Investor Group details in their letter that they believe the election of their two nominees will help the Company recover from the prior Board’s levering up of the Company, and help ensure a brighter future for all of GameStop’s stakeholders. The Investor Group outlines the choice for stockholders: to re-elect two long tenured directors with largely irrelevant skillsets, no meaningful ownership and a track record of destroying over $2.5 billion in stockholder value over the past five fiscal years vs. the Investor Group’s strong candidates who will bring not only turnaround experience and a stockholder perspective, but also extensive capital market expertise, which is desperately needed as the Company attempts to refinance this debt and regain credibility with investors.

The full text of the letter can be found here: [EMBEDDED PDF].

Also, the Investor Group has issued a detailed presentation titled “More Change Is Needed”, which can be found here: www.RestoreGameStop.com/presentation. In this presentation, the Investor Group outlines why the recent Board and management changes at the Company have not gone far enough and further details the highly relevant and needed skillsets and interests of their two nominees, which will be critical in helping restore value at the Company.

Furthermore, the Investor Group encourages its fellow stockholders to read its proxy materials and stockholder letters, which are accessible at www.RestoreGameStop.com.

The Investor Group urges stockholders to support its call for change at the Company by voting the WHITE proxy to elect its slate of two experienced nominees, Paul J. Evans and Kurtis J. Wolf, at the 2020 Annual Meeting.

If you have any questions about how to vote, the Investor Group’s proxy solicitor Saratoga Proxy Consulting can be reached at info@saratogaproxy.com or (888) 368-0379.

About Hestia Capital

Hestia Capital is a long term focused, deep value investment firm that typically makes long-term investments in a narrow selection of companies facing company-specific, and/or industry, disruptions. Hestia seeks to leverage its General Partner’s expertise in competitive strategy and capital markets to identify attractive situations within this universe of disrupted companies. These companies are often misunderstood by the general investing community and provide the ‘price dislocations’ which allows Hestia to identify, and invest in, highly attractive risk/reward investment opportunities.

About Permit Capital Enterprise Fund

The Permit Capital Enterprise Fund, through its management company, follows an investing philosophy that seeks to identify securities trading at a discount to intrinsic value. The investment approach is bottom-up and focused on the valuation of the securities of individual issuers. The management company’s assessment of intrinsic value is based on its own fundamental research as well as numerous sources of publicly available information.

Contacts:
Kurt Wolf at 724-687-7842
John Broderick at 610-941-5025